Execution Copy


                                AMENDMENT NO. 1

                                      TO

                          PURCHASE AND SALE AGREEMENT


         THIS AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (This "Amendment No. 1"), dated as of February 7, 1996, is made by and among AmeriKing Virginia Corporation, a Delaware corporation ("AVCI") and C&N Dining, Inc. a Virginia corporation, and its affiliates as set forth in the Purchase and Sale Agreement (collectively, the "Sellers").

                             W I T N E S S E T H:

         WHEREAS, AVCI and Sellers are parties to a Purchase and Sale Agreement, dated November 30, 1995 (the "Purchase and Sale Agreement"); and

         WHEREAS, the parties to the Purchase and Sale Agreement desire to consent to make certain amendments to the Purchase and Sale Agreement, as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that, from and after the date hereof, the Purchase and Sale Agreement be, and hereby is, amended as follows:


                              A G R E E M E N T:

         I. DEFINED TERMS. Except as otherwise expressly provided herein, capitalized terms used herein which are defined in the Purchase and Sale Agreement, as amended hereby, shall have the same meaning as specified in the Purchase and Sale Agreement, as so amended.

         II. AMENDMENTS: the Purchase and Sale Agreement is hereby amended as set forth below.

         (A) SECTION 1.3. Real Properties; Assignments of Leases; Easements and Parking Agreements. Effective as of the date hereof, the first paragraph of Section 1.3 of the Purchase and Sale Agreement shall be deleted and replaced in its entirety with the following:


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                  "Subject to the terms, provisions and conditions contained in this Agreement and on the basis of representations and warranties hereinafter set forth, at the Closing, each Seller shall assign to Purchaser all of its leasehold interest in the Leased Real Properties and shall assign or otherwise transfer to the Purchaser or its designee all of its right, title and interest in and to the Real Properties and all parking and other access agreements and arrangements relating to the Real Properties, as Follows:"

         (B) SECTION 2.17. Tax Returns. Effective as of the date hereof, Section 2.17 of the Purchase and Sale Agreement shall be amended as follows:

                  At the end of Section 2.17, the following sentence shall be added:

                  "Sellers shall be liable for any and all costs and Taxes that are incurred by Sellers, their Affiliates or Sellers' non-affiliated qualified intermediary in connection with Sellers' arrangement of a like-kind exchange of property between Purchaser and Sellers' qualified intermediary pursuant to Section 1031 of the Code, and shall hold Purchaser harmless for all costs, expenses and other liabilities attributable to structuring such transactions as a like-kind exchange, and Sellers acknowledge that Purchaser, which agrees to acquire part of Sellers' Assets from its "qualified intermediary" rather than from Sellers solely for the benefit of Sellers, bears no responsibility or liability with respect to the qualification of such exchange under Section 1031 of the Code."

         (C) SECTION 5.3(c). Instruments of Transfer. Effective as of the date hereof, the first paragraph of Section 5.3(c) of the Purchase and Sale Agreement shall be deleted and replaced in its entirety with the following:

                  "Each Seller shall have delivered to Purchaser or Purchaser's designee a bill of sale and assignment ("Bill of Sale") substantially in the form annexed as Exhibit E hereto, a Lease Assignment (if applicable) and any other documents of transfer which Purchaser shall reasonably request in order to evidence and effectuate the sale and assignment to Purchaser or Purchaser's designee of the Assets, the Real Property, the Real Property Leases, the Assumed Contracts, and the consummation of all other transactions contemplated by this Agreement and the other Transaction Documents."



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         (D) SECTION 5.3(o).  Board Approval.  Effective as of the
date hereof, Section 5.3(o) of the Purchase and Sale Agreement shall be amended as follows:

                  The words "December 22, 1995" shall be deleted and replaced by "the Closing Date".

         (E) SECTION 7.2(b). Agreement to Indemnify. Between the words, "(ii) any indebtedness, obligations or liabilities of any Seller including, but not limited to, any liability or obligation set forth in Section 1.4(a) and the Tax liabilities set forth in Section 2.17" and "other than those expressly assumed by Purchaser thereunder, add the following:

                  ", including any Tax liabilities incurred by any Seller or Sellers in connection with its arrangement of a like-kind exchange of property between Purchaser and a qualified intermediary of Sellers"

         (F) SECTION 9.6(ii). AmeriKing Realty Liability Company. Effective as of the date hereof, the definition of AmeriKing Realty Liability Company set forth in Section 9.6(ii) of the Purchase and Sale Agreement shall be deleted in its entirety.

         (G) SECTION 9.13. Purchaser's Designee/Seller's Qualified Intermediary. Effective as of the date hereof, the first paragraph of Section 1.3 of the Purchase and Sale Agreement shall be deleted and replaced in its entirety with the following:

                  "Purchaser may designate a third party or one of its subsidiaries or Affiliates as its designee to carry out all or any part of the transactions contemplated hereby to be carried out by Purchaser, which designation shall not relieve Purchaser of its obligations hereunder. Notwithstanding any other provision to the contrary, Purchaser and C&N Dining, L.L.C. acknowledge that C&N Dining, L.L.C. may desire to exchange all or part of its Real Properties for other property of like kind within the meaning of Section 1031 of the Code. Purchaser does not have other property of like kind acceptable to C&N Dining, L.L.C. but Purchaser agrees to cooperate with C&N Dining, L.L.C. in consummating a like kind exchange through the use of a "qualified intermediary" within the meaning of Treasure Regulation Section 1.1031(k)-1(g)(4). In connection with such an exchange, Purchaser agrees that C&N Dining, L.L.C.'s rights under the Purchase and Sale Agreement and this Amendment No.1 to the Purchase and Sale Agreement shall be assignable to a "qualified intermediary" in


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                  accordance with Section 1031 of the Code and treasury
                  regulations thereunder."


         III. EFFECT OF AMENDMENT NO. 1. Except as expressly amended and modified herein, all other terms of the Purchase and Sale
Agreement shall remain in full force and effect as originally made and entered into by the parties thereto.

         IV. GOVERNING LAW. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New
York (excluding provisions relating to choice of law). [Except for issues related to title to real property, which shall be governed by the laws of the Commonwealth of Virginia]

         V. NECESSARY DOCUMENTS. The parties hereto agree to execute or cause to be executed at any time, any and all other documents or instruments necessary to carry out the terms of this Agreement.

         VI. COUNTERPARTS. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and all signatures need not appear on any one counterpart.












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         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.


                                    AMERIKING VIRGINIA CORPORATION I


                                    By:______________________________
                                       Name:
                                       Title:


                                    JOSEPH J. NAPARLO*


                                    By:______________________________



        * In his capacity as Sellers' Agent, pursuant to Section 1.8 of the Purchase and Sale Agreement, for each of C&N Dining, Inc., N&C Dining, Inc., CNR, Inc., N&C Dining II, Inc., CCJ, Inc., NAPCHI, Inc., C&N Dining L.L.C., CCJ Realty, L.C., Joseph J. Naparlo, and The CCJ Irrevocable Trust.
















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